Exhibit 10.12

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is entered into on this 11th day of May, 2015 (“Effective Date”) between HARSCH INVESTMENT PROPERTIES, LLC, an Oregon limited liability company (“Lessor”) and MICROMIDAS, INC., a Delaware C-corporation (“Lessee”). Lessor and Lessee agree as follows:

1.	Background and Purpose.

A. Lessor and Lessee are parties to the Standard Industrial/Commercial Multi-Tenant Lease—Net dated February 28, 2013 (the “Lease”), amended May 20, 2013 (the “First Amendment”) (collectively referred to as the “Lease”) for the premises located at 970 Riverside Parkway, Suite 40, in the City of West Sacramento, State of California, consisting of approximately 14,343 square feet (the “Premises”).

B. The Term of the Lease is scheduled to expire October 31, 2018.

C. Lessor and Lessee wish to amend the Lease to extend the Term and to amend certain other provisions of the Lease as more fully set forth below.

2.

Contingency. This Second Amendment shall be considered null and void if Lessor does not also simultaneously execute the Lease dated May 11, 2015 for 930 Riverside Parkway, Suite 30, as well as the Fifth Amendment to Lease dated May 11, 2015 for 930 Riverside Parkway, Suites 10 and 20.

3.

Term. The Term of the Lease is hereby extended for an additional period of twenty-four (24) months commencing November 1, 2018 (“Extended Term Commencement Date”) and terminating October 31, 2020 (the “Extended Term”).

4.	Rent. The Monthly Base Rent during the Extended Term shall be as follows:

11/1/2018 — 10/31/2019	$6,650.99 Per Month
11/1/2019 — 10/31/2020	$6,850.52 Per Month

Lessee shall continue to be obligated to pay all Monthly Base Rent and other recurring charges from the Effective Date through the Extended Term Commencement Date and nothing in this Second Amendment shall be construed as releasing Lessee from any of its obligations under the Lease for the Premises from the Effective Date through the Extended Term Commencement Date.

5.

Lessee Improvements. On the Extended Term Commencement Date, Lessee shall accept the Premises in its then “as is, where is” condition without any obligations on the part of Lessor to alter, remodel, improve, repair, or decorate any part of the Premises and without any express or implied representations or warranties of any kind, except for those previously agreed to in the Lease.

6.

Option to Extend. Lessor hereby grants to Lessee the option to extend the term of the Lease for one (1) additional five (5) year period (“Option”), commencing when the then current term expires upon each and all of the following conditions:

A. In order to exercise the Option, Lessee must give written notice pursuant to the Lease of such election to Lessor and Lessor must receive the same at least one hundred eighty (180) days prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of the Option is not given, Lessee shall have no further or additional right to extend the term of the Lease.

B. Except for the provisions of the Lease granting this option to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option to extend shall apply. This option to extend is personal to the Lessee and its affiliates.

C. The Base Rent in effect at the expiration of the last month of the Term of this Lease shall be adjusted to reflect the then-current fair market rental for comparable space in the Building or Project and in other similar buildings in the same rental market, taking into account the specific provisions of this Lease which will remain constant, and the Building amenities, location, identity, quality, age, condition, term of lease, tenant improvements, services provided, and other pertinent items (“Adjusted Base Rent”). In no event shall the Adjusted Base Rent be less than the Base Rent in effect at the expiration of the then current term of the Lease. Lessor shall advise Lessee of the Adjusted Base Rent for the Premises for the renewal term based on Lessor’s reasonable determination of fair market rental value, no later than ninety (90) days prior to the end of the then current term of this Lease. Lessor and Lessee shall negotiate in good faith to agree on the fair market rental value of the Premises for the renewal term. If Lessee and Lessor are unable to agree on a mutually acceptable rental rate for any such increase period within thirty (30) days after notification by Lessor to Lessee of Lessor’s reasonable determination of the Adjusted Base Rent for the increase period, but in any even no later than the date which is sixty (60) days prior to the expiration of the then current term, then on or before such date Lessor and Lessee shall each appoint a licensed real estate broker with at least ten (10) year’s experience in leasing industrial space in the area in which the Building is located to act as arbitrators. The two (2) arbitrators so appointed shall determine the fair market rental value for the Premises for the increase period based on the above criteria and each shall submit his or her determination of such fair market rental value to Lessor and Lessee in writing, within thirty (30) days after appointment. If the two (2) arbitrators so appointed cannot agree to the fair market rental value for the increase period within such 30 day period, the two (2) arbitrators shall within five (5) days thereafter appoint a third arbitrator who shall be a licensed real estate broker with at least ten (10) year’s experience in leasing industrial space in the area in which the Building is located. The third arbitrator so appointed shall independently determine the fair market rental value for the Premises for the increase period within fifteen (15) days after appointment, by selecting from the proposals submitted by each of the first two arbitrators the one that most closely approximates the third arbitrator’s determination of such fair market rental value. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the proposals submitted by the first two arbitrators. The proposal chosen by the third arbitrator as most closely approximating the third arbitrator’s determination of the fair market rental value for the increase period shall constitute the decision and award of the arbitrators and shall be final and binding of the parties. Each party shall pay the fees and expenses of the arbitrators appointed by such party and one-half (1/2) of the fees and expenses of the third Second Amendment arbitrator. If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her proposal of fair market rental value to the other party, in each case within the time periods set forth above, then the decision of the other party’s arbitrator shall be considered final and binding.

D. Conditions to Options to Extend. Lessee’s right to exercise the option to extend shall be subject to the conditions (which condition is solely for Lessor’s benefit and may, in Lessor’s sole discretion, be waived) that at the time of exercise and at all times thereafter but prior to the commencement of such Option Term, Lessee shall not be in default under this Lease, beyond any applicable grace or cure period provided herein.

7.

Brokers. Each party hereby represents and warrants to the other that it has not dealt with any real estate broker or agent in connection with this Second Amendment or its negotiation except Cornish & Carey Commercial Newmark Knight Frank, whose fees and charges shall be paid by Lessor pursuant to separate written agreement. Each party shall indemnify and hold the other harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than those named above in this Section in connection with this Second Amendment or its negotiation by reason of any act or statement of the indemnifying party.

8.	Dual Agency. Lessor and Lessee acknowledge that Cornish & Carey Commercial dba Newmark Cornish & Carey represents both Lessor and Lessee and Lessor and Lessee consent thereto.

9.

Brokerage Commission. Cornish & Carey Commercial dba Newmark Cornish & Carey shall receive a leasing commission fee of four percent (4%) of the aggregate rental for the Extended Term only of the Lease. Lessor shall pay the fee in full upon the full execution of a binding amendment by both Lessee and Lessor.

10.	Statutory Notice — California Civil Code Section 1938. The Premises have not undergone an inspection by a Certified Access Specialist.

11.

Energy Consumption Data: To the extent Lessor is required by any present or future law, ordinance, rule, regulation or order of any governmental authority having jurisdiction over the Premises to disclose or cause the applicable utility and energy providers to disclose the energy consumption data relating to the Premises, Lessee shall cooperate with Lessor in disclosing the energy consumption data relating to the Premises including, but not limited to, authorizing the applicable utility and energy providers to upload energy consumption data related to the Premises.

12.

Miscellaneous. Except as modified by this Second Amendment, all other terms and conditions of the Lease and the First Amendment shall continue in full force and effect. In the event of a conflict between the terms of the Lease, the First Amendment and this Second Amendment, this Second Amendment shall control. All capitalized terms used and not otherwise defined in this Second Amendment shall have the same meanings and definitions as set forth in the Lease and the First Amendment. Lessor and Lessee each represent and warrant that this Second Amendment has been duly authorized, executed and delivered by and on its behalf and constitutes such party’s valid and binding agreement in accordance with the terms hereof, and no third party consents are required to make this Second Amendment fully binding.

Preparation of this document by either party or their agent and its submittal to the other party shall not be deemed to impose any obligation or legal liability from either party to the other. This Second Amendment is not intended to be binding unless and until it is executed and delivered by all parties hereto.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Second Amendment as of the day and year first written above.

LESSOR:		LESSEE:

HARSCH INVESTMENT PROPERTIES, LLC		MICROMIDAS INC.
AN OREGON LIMITED LIABILITY COMPANY-,		A DELAWARE CORORATION

By:	/s/ John Shorey	By:	/s/ John Bissell
	John Shorey		John Bissell

Its:	Vice President	Its:	Chief Executive Officer

Date:	6-9-15

		Date:	6/9/2015
Address:	PO Box 980365
	West Sacramento, CA 95798-0365	Address: 930 Riverside Parkway, Suite 10
	Attn: John Shorey		West Sacramento, CA 95605
Phone:	(916) 373-1700	Phone:	(916) 231-9329
Fax:	(916) 373-1902	Fax:	(916) 231-9331
Federal Tax ID: 93-0978365

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